Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Phio Pharmaceuticals Corp.

Marlborough, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-183633, 333-189521, 333-189522, 333-215870 and 333-215871) of Phio Pharmaceuticals Corp. of our report dated March 27, 2019, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

March 27, 2019